UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

K-V PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware	43-0618917
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2280 Schuetz Road St. Louis, MO	63146
(Address of principal executive offices)	(Zip Code)

K-V PHARMACEUTICAL

LONG-TERM INCENTIVE PLAN

GREGORY J. DIVIS, JR.

President and Chief Executive Officer

K-V Pharmaceutical Company

2280 Schuetz Road

St. Louis, MO 63146

(Name and address of agent for service)

With copy to:

PATRICK J. CHRISTMAS

General Counsel and Secretary

K-V Pharmaceutical Company

2280 Schuetz Road

St. Louis, MO 63146

Telephone number, including area code, of agent for service: (314) 645-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock, $0.01 par value per share	4,000,000 shares(1)	$1.49	$5,940,000	$680.72

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction
(2)	Estimated solely for purposes of computing the Registration Fee pursuant to the provisions of Section 457(h), based upon the average of the high and low sale prices of Class A Common Stock, $0.01 par value, of the Registrant as reported on the New York Stock Exchange on December 13, 2011.

The undersigned registrant, K-V Pharmaceutical Company (the “Company”), hereby files this Registration Statement on Form S-8 to register 4,000,000 shares of the Company’s Class A Common Stock, par value $0.01 per share, for issuance to participants under the K-V Pharmaceutical Company Long-Term Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(i)	The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011, as amended by the Form 10-K/A filed December 8, 2011;

(ii)	The Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2011, as amended by the Form 10-Q/A filed December 8, 2011, and September 30, 2011;

(iii)	The Company’s Current Reports on Form 8-K filed June 17, 2011, June 24, 2011, July 8, 2011, August 10, 2011, September 14, 2011, November 14, 2011, and December 12, 2011 (exclusive of Item 7.01 and exhibits); and

(iv)	The description of the Company’s Class A Common Stock which is contained in the Company’s Registration Statement on Form 8-A, which was filed on March 22, 1999, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. Any statements contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document incorporated herein by reference modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Where any document or part thereof is incorporated by reference in this Registration Statement, the Company will provide without charge to each person to whom a Prospectus with respect to the Plan is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference in this Registration Statement, excluding exhibits unless such exhibits are specifically incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Name Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“Section 145”) permits indemnification by a corporation of certain officers, directors, employees and agents. Consistent therewith, Article IX of the Company’s By-Laws (“Article IX”) requires that the Company indemnify all persons whom it may indemnify pursuant thereto to the fullest extent permitted by Section 145. Article IX also provides that expenses incurred by an officer or director of the Company, in defending a civil or criminal action, suit or proceeding, may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized. Such expenses incurred by other employees and agents of the Company may also be paid upon such terms and conditions, if any, as the board of directors, legal counsel or the Company’s stockholders deem appropriate.

In addition, Article 12 of the Company’s Amended Certificate of Incorporation provides that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of: (i) a breach of the director’s duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law; and (iv) transactions from which the director derived an improper personal benefit.

Further, the Company has entered into indemnification agreements with certain directors and officers which requires the Company to indemnify them against certain liabilities which may arise by reason of his or her status or service as a director.

The Company maintains a policy of insurance under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on December 19, 2011.

K-V PHARMACEUTICAL COMPANY (Registrant)

By:	/s/ Gregory J. Divis, Jr.
Gregory J. Divis, Jr., President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of K-V Pharmaceutical Company, hereby severally and individually constitute and appoint Gregory J. Divis, Jr. and Thomas S. McHugh and each of them (with full power to act alone), the lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, the said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory J. Divis, Jr. Gregory J. Divis, Jr.	President and Chief Executive Officer (Principal Executive Officer)	12/19/2011

/s/ Thomas S. McHugh Thomas S. McHugh	Chief Financial Officer (Principal Financial and Accounting Officer)	12/19/2011

/s/ Gregory S. Bentley Gregory S. Bentley	Director	12/19/2011

/s/ Mark A. Dow Mark A. Dow	Director	12/19/2011

/s/ Joseph D. Lehrer Joseph D. Lehrer	Director	12/19/2011

Signature	Title	Date

/s/ David S. Hermelin David S. Hermelin	Director	12/19/2011

/s/ Ana I. Stancic Ana I. Stancic	Director	12/19/2011

/s/ Robert E. Baldini Robert E. Baldini	Director	12/19/2011

/s/ David Sidransky, M.D. David Sidransky, M.D.	Director	12/19/2011

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation of the Company, as amended through September 5, 2008, filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, is incorporated herein by reference.

4.2	By-Laws of the Company, as amended through December 29, 2009, which was filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed January 4, 2010, are incorporated herein by reference.

5.1	Opinion of Thompson Coburn LLP as to the legality of the securities being registered.

23.1	Consent of BDO USA, LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Thompson Coburn LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on signature page hereto).

99.1	K-V Pharmaceutical Long-Term Incentive Plan, filed as Appendix A to the Company’s Proxy Statement on Schedule 14A filed by the Company on July 26, 2011, is incorporated herein by reference.